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Paper documents are not accepted.
Fees & forms are subject to change.
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E-Filed

Colorado Secretary of State
Date and Time: 07/20/2023 02:02 PM
ID Number: 20231746369

Document number: 20231746369
Amount Paid: $20.00

ABOVE SPACE FOR OFFICE USE ONLY

Statement of Trade Name of a Reporting Entity

filed pursuant to §7-71-103 and §7-71-107 of the Colorado Revised Statutes (C.R.S)

1. For the reporting entity delivering this statement, its ID number, true name, form of entity and the jurisdiction under the law of which it is formed are

ID Number	20211542063 (Colorado Secretary of State ID number)
True name	EvolveX Equity Fund, LLC
Form of entity	Limited Liability Company
Jurisdiction	Colorado .

2. The trade name under which such entity transacts business or conducts activities or contemplates transacting business or conducting activities in this state is

   Blue Fusion Equity Fund .

3. A brief description of the kind of business transacted or activities conducted or contemplated to be transacted or conducted in this state under such trade name is

   Real Estate Investment Private Equity Fund .

4. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*

   ☐ This document contains additional information as provided by law.

5. *(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

   (If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)
   The delayed effective date and, if applicable, time of this document are ______________________.
   (mm/dd/yyyy hour:minute am/pm)

Notice:
Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing this document to be delivered for filing are

Schley	David		
(Last)	(First)	(Middle)	(Suffix)

7491 Kline Drive
(Street number and name or Post Office Box information)

Arvada	CO	80005
(City)	(State)	(Postal/Zip Code)
	United States	
(Province – if applicable)	(Country – if not US)	

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:
This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).